Exhibit (e)

                  AMENDED AND RESTATED DISTRIBUTION AGREEMENT,
                       dated as of April 28, 2000 between
           THE GABELLI ASSET FUND (the "Fund") and GABELLI & COMPANY,
                            INC. (the "Distributor").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, the Fund, a Massachusetts business trust, is registered as an investment company under the Investment Company Act of 1940 (the "1940 Act") and an indefinite number of shares of its beneficial interest (hereinafter referred to as "shares") have been registered under the Securities Act of 1933 (the "1933 Act") to be offered for sale to the public in a continuous public offering in accordance with the terms and conditions set forth in the Fund's Prospectuses (collectively, the "Prospectus") and Statement of Additional Information ("SAI") included in the Fund's Registration Statement as they may be amended from time to time; and

               WHEREAS, the Fund desires that the Distributor act as general distributor and as agent of the Fund for the sale and distribution of shares which have been registered as described above and of any additional shares which may become registered during the term of this Agreement; and

               WHEREAS, the Distributor has advised the Fund that it is willing to act as such general distributor and agent;

               NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

               Section 5. The Fund hereby appoints the Distributor as its general distributor and exclusive agent for the sale of its shares pursuant to the aforesaid continuous public offering of its shares. From and after the date of this Agreement, the Fund agrees that it will not, without the Distributor's consent, sell or agree to sell any shares otherwise than through the Distributor, except that the Fund may (a) sell shares as an investment to its officers, directors, bona fide full-time employees, its investment adviser and the affiliates thereof; (b) issue shares in lieu of the cash payments of dividends and distributions; and (c) issue shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1933 Act.

               Section 6. The Distributor hereby accepts such appointment and agrees to use its best efforts to sell such shares; provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, it will suspend such efforts. The Fund may also withdraw the offering of the shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that the Distributor does not undertake to sell all or any specific portion of the shares of the Fund. The Fund acknowledges that the Distributor may enter into sales or servicing agreements with registered securities brokers and banks and into servicing agreements with financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms. In entering into such agreements, the Distributor shall act only on its own behalf as principal underwriter and distributor. The Distributor shall not be responsible for making any distribution plan or service fee payments pursuant to any plans the Fund may adopt or agreements it may enter into.

               Section 7. The offering price of the shares shall be the per-share net asset value of the Fund, as defined in its Declaration of Trust and determined as set forth in its Prospectus. The Fund shall furnish the Distributor, with all possible promptness, an advice of each computation of net asset value. The Distributor shall have the right to accept or reject orders for the purchase of shares of the Fund. Any consideration which the Distributor may receive in connection with a rejected purchase order shall be returned promptly. Section 1.


               Section 8. The Distributor agrees promptly to issue, or arrange for the issuance of, confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Fund, or, if so directed, to any duly appointed transfer or shareholder servicing agent of the Fund. The net asset value of all shares sold pursuant to the provisions hereof shall be paid promptly after receipt of payment from the originating dealer or purchaser and not later than eleven business days after such confirmation even if the Distributor has not actually received payment from the originating dealer or purchaser. If the originating dealer or purchaser shall fail to make timely settlement of its purchase order in accordance with the rules of NASD Regulation, Inc., then the Distributor shall have the right to cancel such purchase order and, at its account and risk, to hold responsible the originating dealer or purchaser. The Distributor agrees promptly to reimburse the Fund for any amount by which the Fund's losses, attributable to any such cancellation or to errors on the Distributor's part in relation to the effective date of accepted purchase orders, exceed contemporaneous gains realized by the Fund for either of such reasons in respect to other purchase orders.

               Section 9. The Fund shall register or cause to be registered all shares sold pursuant to the provisions hereof in such name or names and amounts as the Distributor may request from time to time and the Fund shall issue or cause to be issued certificates evidencing such shares for delivery to the Distributor or pursuant to the Distributor's direction if and to the extent that the shareholder account in question contemplates the issuance of such share certificates. All shares of the Fund, when so issued and paid for, shall be fully non-assessable.

               Section 10. The Fund has delivered to the Distributor a copy of its current Prospectus and SAI. The Fund agrees that it will use its best efforts to continue the effectiveness of its Registration Statement filed under the 1933 Act. The Fund further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the 1933 Act. The Fund will furnish to the Distributor, at the Distributor's expense, a reasonable number of copies of the Prospectus and SAI and any amended Prospectus and SAI for use in connection with the sale of shares.

               Section 11. The Fund has already registered under the 1940 Act as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

               Section 12. The Distributor agrees that:

               (1) neither it nor any of its officers shall take any long or short position in the shares of the Fund; provided, however, that this subsection (a) shall not prevent the Distributor or its officers from acquiring shares of the Fund for investment purposes only;

               (2) it shall furnish to the Fund any pertinent information required to be inserted, with respect to it as Distributor within the purview of the 1933 Act, in any reports or registration required to be filed with any governmental authority; and

               (3) it shall not make any representations inconsistent with the information contained in the Registration Statement of the Fund filed under the 1933 Act, as in effect from time to time.


               Section 13. The Fund shall pay its legal and auditing expenses and the cost of composition, printing and mailing of sufficient copies of its Prospectus and SAI as shall be required for annual distribution to shareholders and the expense of registering shares for sale under federal securities laws. The Distributor shall pay the expenses normally attributable to such sales as it may make, including advertising and the cost of printing and mailing of the Fund's Prospectus and SAI other than those furnished to existing shareholders. The Fund has adopted a separate plan of distribution (collectively, the "Plan") pursuant to the provisions of rule 12b-1 of the 1940 Act on behalf of its Class A Shares, Class B Shares, Class C Shares and Class AAA Shares, respectively, each of which provides for the payment of administrative and sales related expenses in connection with the distribution of Fund shares and the Distributor agrees to take no action inconsistent with said Plan. The Fund reserves the right to modify or terminate such Plan at any time as specified in the Plan and Rule 12b-1, and this Section 9 shall thereupon be modified or terminated to the same extent without further action of the parties.

               Section 14. This Agreement shall become effective on the date first set forth above and shall remain in effect for up to two years from such date (one year in the case of Section 9) and thereafter from year to year provided such provided that such continuance shall be specifically approved at least annually (a) by the Fund's Board of Trustees, including a vote of a majority of the Disinterested Non-party Trustees, cast in person at a meeting called for the purpose of voting on such approval or (b) by the vote of the holders of a majority of the outstanding voting securities of the Fund and by a vote of the Board of Trustees.

               Section 15. This Agreement may be terminated (a) by the Distributor at any time without penalty by giving sixty days' written notice (which notice may be waived by the Fund); or (b) by the Fund at any time without penalty upon sixty days' written notice to the Distributor (which notice may be waived by the Distributor), provided that such termination by the Fund shall be directed or approved in the same manner as required for continuance of this Agreement by Section 10(a) (or, in the case of termination of Section 9, by Section 10(b)).

               Section 16. This Agreement may not be amended or changed except in writing and shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon assignment.

               Section 17. The Distributor understands and agrees that the obligations of the Fund under this Agreement are not binding upon any shareholder of the Fund personally, but only the Fund's property; the Distributor represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder liability for acts or obligations of the Fund.

               Section 18. The date of this Agreement shall be for reference purposes only and shall not be construed to imply that this Agreement was effective on the date first above written. This Agreement shall become effective on the date on which the Registration Statement of the Fund shall become effective in accordance with the provisions of the 1933 Act.

               IN WITNESS WHEREOF, the parties have executed and delivered this Distribution Agreement as of the date first above written.

                                                     THE GABELLI ASSET FUND



                                                     By /s/Bruce N. Alpert
                                                        ------------------



                                                     GABELLI & COMPANY, INC.


                                                     By /s/ Robert S. Zuccaro